EXHIBIT 99.1

[UNITED BANKSHARES, INC. LOGO]

For Immediate Release October 10, 2003	Contact: Steven E. Wilson (304) 424-8704 Chief Financial Officer

United Bankshares, Inc. Grows to Over $6 Billion with
Sequoia Acquisition and Becomes 3rd Largest
Independent Franchise in Nation’s Capital MSA

     PARKERSBURG, WV —United Bankshares, Inc. (NASDAQ: UBSI) announces that with the completion of its 26th acquisition, Sequoia Bancshares, Inc. of Bethesda, Maryland, the Company has grown to over $6.4 billion in assets and has become the 3rd largest independent commercial banking franchise in the nation’s capital MSA. Sequoia Bancshares, and its wholly owned banking subsidiary, Sequoia Bank, will add $533 million in assets. United’s Virginia headquartered bank now has over $3 billion in assets with 38 offices in Northern Virginia, Washington, D.C., and suburban Maryland. United Bank’s mortgage subsidiary is the #1 originator of residential mortgages in Northern Virginia with $4.5 billion in originations year to date.

     As a result of the transaction valued at approximately $112 million, Sequoia shareholders will receive either 1.4071 shares of United common stock or $39.40 in cash for each share of Sequoia common stock, or a combination thereof, based on election and allocation procedures. The transaction is being accounted for under the purchase method of accounting.

     United Chairman and CEO, Richard Adams, stated, “This acquisition expands our market presence in Northern Virginia, Washington D.C., and suburban Maryland. Customers of Sequoia Bank can take comfort in knowing that they will still be banking with their local banking staff. They have access to more ATM machines, an expanded Internet banking product, telephone banking, plus additional services such as trust and brokerage services.”

     Sequoia Chairman, James G. Tardiff, added, “We are happy to be joining with United Bankshares. United is a high performance banking company with a great track record of creating shareholder value.”

     Presently, United Bankshares has 91 full service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United is a member of the Russell 1000 index, and its stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”.